CorMedix: Granted Extension of NYSE Amex Listing

Compliance Plan Approved

Bridgewater, New Jersey, July 2, 2012 (Business Wire) – CorMedix Inc. (“CorMedix”) (NYSE Amex: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of Cardiorenal disease, announces the receipt of notice on June 27, 2012 from the NYSE Amex LLC (the “NYSE-Amex”) that the NYSE-Amex has accepted the CorMedix’s plan to regain compliance with continued listing standards of the NYSE-Amex. CorMedix’s plan was submitted on May 17, 2012 in response to a letter from the NYSE-Amex which informed CorMedix it was below certain of the NYSE-Amex’s continued listing standards due to financial impairment as set forth in Section 1003(a)(iv) of the NYSE-Amex Company Guide. CorMedix was afforded the opportunity to submit a plan of compliance to the NYSE-Amex and on May 17, 2012 presented its plan to the NYSE-Amex. On June 27, 2012 the NYSE-Amex notified CorMedix that it accepted the plan of compliance and granted CorMedix an extension until August 22, 2012 to regain compliance with the continued listing standards. CorMedix will be subject to periodic review by the NYSE-Amex Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with continued listing standards by the end of the extension period could result in CorMedix being delisted from the NYSE-Amex.

About CorMedix

CorMedix Inc. is a pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac and renal dysfunction, also known as cardiorenal disease. CorMedix most advanced product candidate: CRMD003 (Neutrolin®) for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients. Please see www.cormedix.com for additional information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; the risks and uncertainties associated with: CorMedix’s ability to manage its limited cash resources, obtaining additional financing to support CorMedix's research and development and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including CE Marking for Neutrolin® in Europe; CorMedix's ability to enter into and maintain collaborations with third parties for its development programs; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; CorMedix's' dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to CorMedix; and CorMedix's ability to maintain listing on NYSE-Amex. These and other risks are described in greater detail in CorMedix's filings with the Securities and Exchange Commission. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts:

Randy Milby

Chief Operating Officer

CorMedix Inc.

908-517-9489